                                    EXHIBIT 1

                The Foundation is a not-for-profit corporation, operating as a private foundation for religious, charitable, scientific and educational purposes and its principal address of each is 200 Park Avenue, Suite 5410, New
York, New York 10166. The executive officers and directors of each corporation are: Marjorie Alexander, Vice President and Director; Mark Alexander, Vice
President and Director; Gail Binderman, Vice President and Director; Sharon
Zoffness, Vice President and Director; and Nancy Cautillo, Secretary.

                Forfed is a holding company for the ownership by the Executors of the Company's common stock and its principal business address is 660 White
Plains Road, Tarrytown, New York 10591. Its executive officers and directors are: Marjorie Alexander, Vice President and Director; Mark Alexander, Vice
President and Director; Gail Binderman, Vice President and Director; Sharon
Zoffness, Vice President and Director; and Nancy Cautillo, Secretary.

                42 New, Fifty Broad and Youandi each is principally engaged in the real estate business and the principal address of each is 200 Park Avenue,
Suite 5410, New York, New York 10166. The executive officers and directors of each corporation are: Marjorie Alexander, Vice President and Director; Mark
Alexander, Vice President and Director; Gail Binderman, Vice President and
Director; Sharon Zoffness, Vice President and Director; and Nancy Cautillo,
Secretary.

                All of the above individuals are U.S. citizens.